EXHIBIT 10.1

RESTRICTED STOCK AWARD AGREEMENT AND DESCRIPTION OF EMPLOYMENT ARRANGEMENT BETWEEN THE COMPANY AND PETER J DESILVA

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, dated as of May 4, 2004, is made by and between UMB FINANCIAL CORPORATION, a Missouri corporation (the “Corporation”), and Peter J. deSilva (the “Grantee”).

WHEREAS, on January 20, 2004, the Grantee accepted a position as President and Chief Operating Officer of the Corporation, in accordance with the terms described on Exhibit A attached hereto (the “Employment Arrangement”); and

WHEREAS, among other things, the Employment Arrangement provides for a one-time grant of Restricted Stock (as described below); and

WHEREAS, the Grantee wishes to accept the Restricted Stock, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Restricted Stock Award. Subject to the terms and conditions of the Employment Arrangement and the terms, conditions and restrictions set forth in this Agreement, the Corporation hereby awards to the Grantee, Four Thousand (4,000) shares of Common Stock of the Corporation (the “Restricted Stock”).

2.	Restrictions. The Grantee may not sell, transfer, assign, pledge, exchange, hypothecate or otherwise dispose of any Restricted Stock, except in accordance with the terms of this Agreement. In addition to the foregoing, if the Grantee ceases to be an employee of the Company or of any of its wholly-owned subsidiaries (an “Eligible Person”) during any Vesting Period (as defined below), then, except to the extent otherwise provided in this Agreement, the Grantee shall forfeit all rights, title and interest in and to, and shall immediately return to the Corporation for no consideration, all shares of Restricted Stock with respect to which the Grantee has not become vested as of the date his status as an Eligible Person terminated.

3.	Restriction Periods. Except to the extent otherwise provided in this Agreement, if the Grantee remains continuously an Eligible Person through the end of each applicable Vesting Period, specified below (“Vesting Period”) the restrictions described in Section 2 hereof shall lapse with respect to, and the Grantee shall become incrementally vested in, the respective percentage of his Restricted Stock set forth below adjacent to the respective Vesting Period:

Vesting Period	Vested Percentage
1/20/04 through 1/20/05	20%
1/21/05 through 1/20/06	20%
1/21/06 through 1/20/07	20%
1/21/07 through 1/20/08	20%
1/21/08 through 1/20/09	20%

As provided above, no portion of the Restricted Stock shall be deemed vested prior to January 20, 2005.

4.	Escrow of Restricted Stock. As of the date of grant of the Restricted Stock award, the Corporation shall issue in the name of the Grantee a certificate or certificates evidencing the Restricted Stock and shall retain the certificate or certificates to the shares of Restricted Stock to the extent the restrictions described in Section 2 have not yet lapsed during the applicable Vesting Period. The Grantee hereby agrees, upon the request of the Corporation, to execute in blank and to deliver to the Corporation such stock powers and other related documents as may be deemed advisable by the Corporation in order to effectively carry out the provisions of this Agreement, and, by execution of this Agreement, the Grantee hereby designates the Secretary of the Corporation as his or her attorney in fact, with full power and authority to execute on the Grantee’s behalf any of the foregoing documents.

5.	Other Conditions.

(a)	Except to the extent otherwise provided herein, if, during any Vesting Period, the Grantee ceases to be an Eligible Person, for any reason, then any shares of Restricted Stock which, as of the date the Grantee ceased to be an Eligible Person, were subject to the restrictions described in Section 2 hereof (and which had thus not yet vested) shall be immediately forfeited by the Grantee as of the date he ceased to be an Eligible Person.

(b)	Notwithstanding the provisions of subsection (a) of this Section 5, but subject however to the provisions of subsection (d) of this Section 5, if the Grantee ceases to be an Eligible Person after the occurrence of a “Change in Control” (as defined in subsection (f) below), then Grantee shall thereupon automatically become fully vested in all remaining shares of Restricted Stock to which the restrictions described in Section 2 would otherwise apply, and such restrictions shall no longer be applicable to the Restricted Stock.

(c)	Notwithstanding the provisions of subsection (a) of this Section 5, if the Grantee ceases to be an Eligible Person on account of the Grantee’s death, disability, normal retirement or any other reason, which shall be approved by the Corporation, then the Corporation (acting through the Officer Stock Option and Salary Committee of the Board of Directors of the Corporation) shall have discretion, in extraordinary circumstances, to determine at such time the extent, if any, to which the Grantee, or the Grantee’s estate, personal representative, heirs, legatees or successors, shall be vested in any shares of Restricted Stock which were otherwise, at the time of such termination, subject to the restrictions set forth in Section 2 hereof. The provisions of this subsection (c) are intended to provide flexibility to the Corporation in situations deemed by the Committee to be extraordinary, but are not intended to impose on the Committee or Corporation any duty to review any or all terminations. Any determinations made by the Committee hereunder shall be final and binding on all parties, and shall not be deemed a precedent with respect to any other situation.

(d)	If the Grantee engaged in an act of fraud, intentional misrepresentation, embezzlement or misappropriation adversely affecting the Corporation or any subsidiary thereof or converts assets or opportunities of the Corporation or any subsidiary thereof or engages in violations of laws or regulations or any material policy of the Corporation or fails to devote substantially all of his time and efforts to carrying out his assigned duties or fails to perform in a reasonable manner all significant duties for which he has been given responsibility, then (notwithstanding the provisions of subsection (b) above) all shares of Restricted Stock owned by the Grantee which, as of such date, were subject to the restrictions set forth in Section 2 hereof shall be immediately forfeited by the Grantee and returned to the Corporation.

(e)	For purposes of this Section 5, the “disability” of the Grantee shall be deemed to occur when (i) the Grantee has been totally incapacitated by bodily injury or physical or mental disease so as to be prevented from engaging in any comparable occupation or employment for remuneration or profit, (ii) such total incapacity will, in the opinion of a qualified physician who has been approved by the Grantee (or, if applicable, the person or persons legally empowered to make such decisions on behalf of the Grantee) and the Corporation, be permanent and continuous during the remainder of the Grantee’s life, and (iii) the Grantee is considered disabled for any and all the executive management programs under which benefits, compensation or awards are contingent upon a finding of disability.

(f)	For purposes of this Section 5, a “Change in Control” shall mean the consummation of any of the following events: (i) the sale of all or substantially all of the assets of the Corporation; or (ii) a sale or transfer of substantially all of the Corporation’s stock to, or a merger or consolidation of the Corporation with, any other person or entity; other than a sale (of assets or stock) or transfer or merger or consolidation which results in holders of the voting securities of the Corporation outstanding immediately prior thereto, continuing to hold securities (either the Corporation securities that remain outstanding or securities of a surviving entity into which the Corporation securities were converted, or of such other entity to whom substantially all of the Corporation’s assets or stock were sold) that represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or other entity (as applicable) outstanding immediately after such sale or transfer or merger or consolidation.

Notwithstanding the foregoing provisions of this definition, a “Change in Control” shall in no event be deemed to have occurred with respect to the Corporation when any transaction contemplated by this definition is consummated by the Corporation indirectly, through one or more intermediaries, is an affiliate of the Corporation or a person or entity that controls, is controlled by, or is under common control with, the Corporation.

(g)	Any shares of the common stock of the Corporation issued as a dividend or split with respect of the Restricted Shares shall be subject to the same rights, restrictions and provisions applicable to the Restricted Shares with respect to which they were issued. Any cash dividends or distributions payable with respect to the Restricted Shares shall be used to purchase the common stock of the Corporation, pursuant to the Corporation’s dividend reinvestment plan, and any such shares so purchased shall be subject to the same rights, restrictions and provisions applicable to the respective Restricted Shares upon which such cash dividends or distributions were paid.

6.	Government Regulations, Registration and Listing of Stock. This Agreement, the awarding of the Restricted Stock and the Corporation’s obligation to deliver shares evidencing the Restricted Stock hereunder shall be subject to all applicable federal, state and local laws, rules and regulations, including but not limited to federal and state securities laws, rules and regulations, and to such approvals which may be required by regulatory or governmental agencies. The Grantee understands that the shares of Restricted Stock have not been registered under the Securities Act of 1933, as amendment (the “1933 Act”), and that such shares are not freely tradeable and must be held indefinitely unless such shares are either registered under the 1933 Act or an exemption from such registration is available. The Grantee further understands that each transfer of Restricted Stock will require full compliance with the provisions of all applicable laws.

7.	Agreement Respecting Taxes. The Grantee hereby agrees to pay to the Corporation, or to make arrangements satisfactory to the Corporation for the payment of, any federal, state or local taxes of any kind required by law to be withheld by the Corporation with respect to the Restricted Stock. In addition, the Grantee hereby acknowledges that the Corporation shall, to the extent permitted by law, have the right to deduct from any payments or awards otherwise due to the Grantee, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

8.	Code Section 83(b) Election. The Grantee hereby agrees to immediately notify the Corporation of any election made by the Grantee under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any Restricted Stock awarded under this Agreement.

9.	No Other Rights Created. Neither this Agreement nor the Restricted Stock award shall constitute an employment agreement nor shall confer upon the Grantee any right to remain in the employ of the Corporation or any subsidiary thereof. The Grantee shall remain subject to termination of the status as an Eligible Person, to the same extent as though this Agreement and the Restricted Stock award did not exist.

10.	Beneficiaries. The Grantee may file with the Corporation a written designation of one or more persons as the beneficiary (the “Beneficiary”) who, in the event of the Grantee’s death, shall be entitled to receive any award payable hereunder. The Grantee may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Corporation. The last such designation received by the Corporation shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Corporation prior to the Grantee’s death, and in no event shall be effective as of a date prior to such receipt.

If no such Beneficiary designation is in effect at the time of the Grantee’s death, or if no designated Beneficiary survives the Grantee, or such designation conflicts with law, the payment of any award hereunder shall be made to the Grantee’s estate. If the Corporation is in doubt as to the right of any person to receive such award, the Corporation may retain such award, without liability or any interest thereon, until the rights thereon determined, or the Corporation may pay such award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Corporation therefore.

11.	Notices. Any notice hereunder to the Corporation shall be addressed to it at: UMB Financial Corporation, 1010 Grand Blvd., Kansas City, Missouri 64106, Attention: Dennis R. Rilinger, General Counsel. Any notice hereunder to the Grantee shall be addressed to the Grantee at the address set forth below, subject to the right of either party at any time hereafter to designate at any time hereafter in writing a different address.

12.	Amendment. The Corporation may at any time unilaterally amend the terms and conditions pertaining to the Restricted Stock award; provided, however that any such amendment which is adverse to the Grantee shall require the Grantee’s written consent. Any other amendment of this Agreement shall require a written agreement executed by both parties.

13.	Miscellaneous. This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri applicable to agreements made and to be performed exclusively in the State of Missouri. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the day and year first above written.

UMB FINANCIAL CORPORATION

By:	/s/ R. Crosby Kemper III

Chairman & CEO

/s/ Peter J. deSilva

Peter J. deSilva

EXHIBIT A

MEMORANDUM OF UNDERSTANDING

To:	Mr. Peter J. deSilva

From:	R. Crosby Kemper III, Chairman & CEO

Date:	May 4, 2004

Re:	Terms of employment

This Memorandum of Understanding reflects the terms of your employment by UMB Financial Corporation (“UMB”). The terms and conditions set forth below were discussed prior to your acceptance of employment with UMB on January 20, 2004, and we thought that it would be appropriate to reduce them to writing at this time to confirm our agreements.

1. Employment. UMB agrees to employ you as its President and Chief Operating Officer, and you agree to serve UMB in such capacity, subject to the terms and conditions hereinafter set forth, as well as the various policies and terms and conditions that apply to UMB officers or to all UMB employees generally. Your title and duties will be subject to change by the Board of Directors from time to time.

2. Term. You understand and agree that you will not be employed for any definite period of time and that your employment relationship may be terminated by UMB at any time and for any reason. As such, you agree that you will at all times be considered an “at will” employee, and that no statement, representation, promise or remark, whether in writing or oral, will be deemed to modify the “at will” relationship unless such modification is reduced to writing and signed by the Chairman of the UMB Board of Directors Salary and Stock Option Committee (“Salary Committee”) and the Chief Executive Officer of UMB.

3. Duties. You agree that you will serve UMB faithfully, diligently and to the best of your ability during your employment, and that you will devote your full-time efforts and attention to the business of UMB, excluding reasonable vacation and sick leave (“PTO”) in accordance with UMB policies. Your duties will be generally consistent with those of a president and chief operating officer of a financial institution such as UMB, as indicated by UMB’s Chief Executive Officer, or as specified from time to time by the Board.

4. Compensation & Incentive Plans. As compensation for services rendered by you to UMB, you will initially receive a base salary of Four Hundred Sixty Thousand Dollars ($460,000.00) per year (“Base Salary”) payable to you in bi-weekly installments during your employment, and subject to annual adjustments by the Salary Committee, in its sole discretion. If any “Change in Control” (as defined below) occurs during the first five years after your UMB employment commenced, and your employment by UMB (or its successor in interest, or the party(s) to whom a majority of UMB’s capital stock or UMB’s assets or liabilities are transferred) is terminated within one year following such Change of Control (other than as a result of your death or disability or resignation or an involuntary termination based on acts of dishonesty, violations of law, regulations, or any material policy of the Company (or its successor in interest, or the party(s) to whom a majority of UMB’s capital stock or UMB’s assets or liabilities are transferred), or your failure to devote substantially all of your time and efforts to carrying out your assigned duties or to perform in a reasonable manner all significant duties for which you are given responsibilities), then you will be entitled to receive as a severance payment, upon your execution of UMB’s standard form of release and separation agreement then in use (a copy of such form currently in use having been previously furnished to you) a cash payment equal to your annual base salary at the time such Change in Control occurred, minus your gross base salary applicable to the period of time between such Change in Control and such termination of your employment.

UMB also agrees to grant to you a one-time restricted stock award of 4,000 shares of Company common stock, vesting over a five year period at the rate of 800 shares at the end of each full year of your UMB service, subject to the terms and conditions set out on the form of Restricted Stock Award Agreement dated as of May 4, 2004, previously provided to you.

The Salary Committee is currently consulting with outside professionals as to whether one or more executive incentive plans should be implemented for upper-level UMB officers, in which you might participate. Such plans, if ultimately approved by the Salary Committee (and by Company shareholders, where required) may include, among other things, cash bonuses or equity compensation tied to Company and individual performance. Because you have already received the above restricted stock grant associated with the 2004 fiscal year, the Salary Committee would likely not consider you for any new equity compensation plan that might otherwise award restricted stock to you relating to your service during 2004, so as to avoid duplication.

UMB also agrees to provide to you a company car (or cash equivalent) and membership in the Carriage Club, on conditions comparable to those applicable to UMB’s Chief Executive Officer, taking into account your relative title and position. UMB will also provide to you, UMB’s highest level of executive relocation payments and support.

5. Other Terms. In accepting employment by the Company, you have agreed that during your employment, you will not improperly use or disclose any confidential information or trade secrets or violate any non-competition or other agreement with, any former employer or any other persons to whom you have an obligation of confidentiality or noncompetition. You have also agreed that you will not bring onto the premises of UMB any unpublished documents or any property belonging to any former employer or any person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person. You have also agreed that you will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by UMB. You also represented that you are not subject to any contractual provision restricting your ability to accept or perform your duties as an employee of UMB.

You understand that you have been selected for employment by UMB on the basis of your personal qualifications, experience and skills. Therefore, you agree that you cannot assign all or any portion of your performance. You agree that you, like all other UMB officers, are subject to the UMB’s Code of Ethics and Code of Conduct. Among other things, the Code of Conduct restricts the use of customer data and confidential and proprietary information, the solicitation of UMB customers and prospects after employment with UMB ends, and conflicts of interest.

For purposes of this Memorandum of Understanding, the term “Change in Control” means, the consummation of any of the following events:

(i) the sale of all or substantially all of the assets of UMB; or

(ii) a sale or transfer of substantially all of the UMB stock to, or merger or consolidation of UMB with, any other person or entity;

other than a sale or transfer or merger or consolidation which results in holders of the voting securities of UMB outstanding immediately prior thereto continuing to hold securities (either UMB securities that remain outstanding or securities of a surviving entity into which the UMB securities were converted, or of the entity to whom substantially all of UMB’s assets were sold) that represent at least fifty percent (50%) of the total voting power represented by the voting securities of UMB or such surviving entity or of the entity to whom substantially all of UMB’s assets were sold (as applicable), outstanding immediately after such sale or transfer or merger or consolidation.

Notwithstanding the foregoing provisions of this definition, a “Change in Control” shall in no event be deemed to have occurred with respect to UMB when any transaction contemplated by this definition is consummated by UMB with a person or entity that, immediately prior to the consummation of such transaction, directly or indirectly, through one or more intermediaries, is an affiliate of UMB or a person or entity that controls, is controlled by, or is under common control with, UMB.